Exhibit 99.1

CONSENT OF UBS SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated December 20, 2017 to each of the transaction advisory committee of the Board of Directors and the Board of Directors of Gener8 Maritime, Inc. (“Gener8”), and its inclusion as Annex C to the proxy statement/prospectus which forms a part of Amendment No. 3 to the Registration Statement on Form F-4 of Euronav NV, as filed by Euronav NV on May 4, 2018 (the “Registration Statement”), relating to the proposed merger of Gener8 with Euronav NV and Euronav MI Inc. and (ii) the references in the Registration Statement to such opinion and our firm under the headings “Summary—Opinion of UBS, Gener8’s Financial Advisor”, “Risk Factors—Risks Related to the Merger”, “The Merger—Background of the Merger”, “The Merger—Gener8’s Reasons for the Merger; Recommendation of Gener8’s Board of Directors”, “The Merger—Opinion of UBS, Gener8’s Financial Advisor” and “The Merger—Unaudited Prospective Financial Information”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ UBS SECURITIES LLC

New York, New York

May 4, 2018